EMPLOYMENT SEPARATION AGREEMENT

THIS IS AN AGREEMENT (hereinafter referred to as "Agreement") made as of the 20th day of January, 2009 by and between Webster Financial Corporation and Webster Bank, N.A. Waterbury, Connecticut (hereinafter collectively referred to as "we," "us" "our" or "Webster") and Scott M. McBrair (hereinafter referred to as "you" and "your").

IN CONSIDERATION of the payments and benefits to be provided and the covenants undertaken in this Agreement and the Release, which is attached hereto, the parties signing below agree as follows:

Our Agreement

1. Your current employment as Executive Vice President - Retail Banking for Webster will continue until January 31, 2009 (the "Separation Date"). Until the Separation Date, you will continue to exercise your current responsibilities and continue to be eligible to receive your current compensation and benefits, including, but not limited to, the benefits provided to active Webster employees. You will continue to be subject to Webster's policies and practices governing the terms of your employment.

2. You will receive your 2008 Incentive Bonus calculated at the same percentage of target as other similarly situated executives in the amount of $107,413.

3. We will provide you continued compensation and benefits during the time periods set forth below. For the period February 1, 2009 until April 30, 2009, you will be in Special Assignment status (the "Transition Period"). For the period May 1, 2009 until April 30, 2010, you will be in a severance status (the "Severance Period").

4. Transition Period

(a) During the Transition Period, you will be in Special Assignment status and will provide support and service up to 20 hours per week. This support and service will include general assistance, advice and counsel pertaining to retail business structure and organization as well as specifically assigned strategic projects. You will report to James Smith, Chief Executive Officer. We will provide you with office space at our Farmington location, and will reimburse your reasonable expenses under our usual policies. You will have the use of a cell phone, Blackberry and electronic mail through the Transition Period.

(b) During the Transition Period you will receive the following compensation and benefits:

i) Your current weekly salary, less regular deductions for taxes, social security and other deductions authorized by law;

ii) Continued group health insurance coverage on the same terms and conditions as if you were an active employee. We will deduct from your pay the applicable premium payments that active employees are required to pay;

iii) Accrual of PTO time, including the carryover of nine PTO days from your 2008 allotment;

iv) Participation in the Webster Bank Retirement Savings Plan;

v) Participation in the Employee Stock Purchase Plan;

vi) Participation in the Webster Financial Corporation 1992 Stock Option Plan ("Stock Option Plan"). Your stock options, restricted stock and performance shares will continue to vest on a prorata basis during the Transition Period as long as you provide service to us. If you begin other employment during the Transition Period, the vesting period for the restricted stock and stock options will end immediately.

(c) During the Transition Period, you will not be eligible for compensation and benefits as follows:

i) Any benefits not mentioned in paragraph (b) above, including but not limited to, short term disability, long term disability, or life insurance;

ii) Car allowance;

iv) Participation in the Webster Bank Supplemental Defined Contribution Plan for Executive Officers; and

v) Participation in the Webster Bank Deferred Compensation Plan for Directors and Officers.

5. Severance Period

(a) During the Severance Period, you will have no responsibilities for, or authority to act on behalf of, Webster.

(b) As soon as practicable after May 1, 2009, but not later than June 1, 2009, we will pay you: (i) your choice of a lump sum payment or salary continuation payments equal to your current annual base salary of $330,500. You must elect the payment option by April 1, 2009 or you shall be paid in a lump sum; (ii) a lump sum payment equal to accrued but unused 2009 PTO time, not to exceed nine days, and (iii) the prorated portion of your 2009 Incentive Bonus, based on your target bonus for 2008, prorated to reflect credit for four months of 2009 in the amount of $71,608.00. We will reduce all payments by the amount of withholdings for taxes, social security and other deductions authorized by law.

(c) Continued group health insurance coverage on the same terms and conditions as if you were an active employee. We will deduct from your pay the applicable premium payments that active employees are required to pay;

i) At the conclusion of the Severance Period or earlier if you become eligible for another employer's group health insurance program, Webster will provide you and your eligible dependents information concerning your right to continue coverage under Webster's group health plan at your sole cost and expense in accordance with the federal Consolidated Omnibus Budget Reconciliation Act (COBRA). You will be eligible to continue coverage under COBRA provided you submit to us the necessary election and/or enrollment forms and any other requested information within any applicable time periods, and provided you timely make the necessary COBRA premium payments.

6. Stock Option Plan

(a) Any eligible unvested restricted stock will vest on a prorata basis and will be payable to you in accordance with the terms of the Stock Option Plan. In consideration for the stock you forfeited when leaving your prior employment, you will receive a cash payment equal to any remaining forfeited restricted stock multiplied by the closing price of Webster stock on April 30, 2009.

(b) Any eligible unvested employee stock options will vest on a prorata basis and may be exercised by you in accordance with the terms of the Stock Option Plan. All of your vested stock options must be exercised within 90 days of April 30, 2009 in accordance with the terms of the Stock Option Plan.

(c) You will receive a cash payment equal to a prorata portion of Performance-Based Stock awarded in 2007 multiplied by the closing price of Webster stock on April 30, 2009. This prorated portion will be based on the number of months worked since the award in December 2007 divided by the number of months of service required to achieve full vesting of the Performance-Based Stock award. You agree to relinquish claims to any additional Performance-Based Stock, if applicable, as a result of the scoring process in December 2010.

(d) Unless modified by the specific provisions of this Agreement, the terms of the Stock Option Plan will control. You should contact the Compensation Administrator Karen Zarcone for details concerning your rights under the Stock Option Plan.

7. Retirement Plans

(a) In consideration for the retirement benefits you forfeited when leaving your prior employment, we will make a payment to you equal to the present value of your accrued single life benefit under the frozen Webster Bank Pension Plan.

(b) In consideration for the retirement benefits you forfeited when leaving your prior employment, we will make a payment to you equal to the present value of your accrued single life benefit under the frozen Webster Bank Supplemental Executive Retirement Plan (SERP). Your total payments under Paragraphs 7(a) and 7(b) shall be no less than $74,400.00.

(c) Your rights for distributions under the Webster Bank Retirement Savings Plan, the Webster Bank Supplemental Defined Contribution Plan for Executive Officers and the Webster Bank Deferred Compensation Plan for Directors and Officers will be governed by the terms of the respective Plans.

8. The terms of the Change in Control Agreement executed by you and Webster as of January 1, 2008, as amended December 16, 2008, will continue in effect until January 31, 2009.

9. Within 30 days of the sale of your Farmington residence, Webster will provide you a cash relocation assistance payment in the amount of $75,000 to assist in your move outside of the Connecticut area as long as you complete the sale of your Farmington residence no later than April 30, 2010.

10. The four year incremental vesting of the $100,000 provided to you upon hire to assist in the purchase of your Connecticut residence has been satisfied.

11. We will, at our expense, provide you with Executive Level career transition services consistent with Webster's Guidelines for Career Transition Services for six months following January 31, 2009.

12. At the conclusion of the Transition Period, we will provide you with the laptop computer you are using, subject to security processing and subject to your payment of the nominal undepreciated value of the computer.

13. We will reimburse you for services of an attorney in connection with this Agreement up to a maximum of $2,500.

14. We agree not to make any disparaging, derogatory, negative, or otherwise unfavorable statements, either oral or written, regarding you.

15. We will provide you a letter of reference at the time this Agreement is executed. Additional requests for references should be directed to Jeffrey Brown, Chief Administrative Officer.

16. We will provide an advance copy of the announcement of your transition for your review and comment.

17. Except as otherwise provided in this Agreement, you will cease to be a participant in all of our short term disability, long term disability, life insurance and other fringe benefit programs as of midnight on January 31, 2009.

18. We will make no payments under this Agreement until the revocation period described below has expired.

19. You shall be entitled to indemnification and coverage pursuant to our Directors and Officers insurance policies, in effect from time to time.

Your Agreement

1. You agree to sign the Release which is attached to this Agreement as Exhibit A (herein the "Release").

2. You agree to be solely responsible for the tax consequences of any benefits conferred upon you, or any payments made to you, or on your behalf, under the terms of this Agreement. You state that you have had the opportunity to consult with your tax adviser and have relied on any advice your tax adviser may have given you and not on any statements made by us with respect to the tax consequences of this Agreement.

3. You acknowledge and affirm the agreements and covenants you gave in the Non-Competition Agreement dated April 21, 2005 between you and Webster Financial Corporation, except that Webster shall not consider it a violation of the Non-Competition Agreement should you accept employment, outside of New England and in a position that does not directly relate to your new employer's operations in New England (if any), with any institution that has more than $1 billion of deposits in Connecticut.

4. You agree not to make any disparaging, derogatory, negative, or otherwise unfavorable statements, either oral or written, regarding us, our affiliates and the past and present officers, agents, servants, and employees of each such entity.

5. You agree to keep both the existence of, as well as any of the specific terms of, this Agreement confidential. You agree not to disclose or to discuss this Agreement or any of its terms with any person, except that you may disclose and discuss this Agreement and its terms with your spouse, attorney, or accountant BUT only after having informed them of the provisions of this Paragraph 4.

Provisions That Both Parties Agree To

1. This Agreement shall be binding upon our successors and assigns and upon your heirs, administrators, executors, successors and assigns.

2. Webster and you acknowledge and affirm the Agreement between it and you dated December, 2005 with respect to JPMorgan Chase's efforts to challenge your entitlement to certain stock options and grants and the related tax consequences thereof. Webster reaffirms its obligation to provide to you make whole relief in the event that the Internal Revenue Service or any other governmental taxing authority takes any action or makes any assessment, including taxes, interest and penalties, as a result of your repayment of wages to Webster pursuant to the Agreement between it and you dated December, 2005. You reaffirm your obligation to repay Webster in the event that the Internal Revenue Service or any other governmental taxing authority takes any action or makes any determination that you have overpaid any such taxes, interest or penalties, as a result of your repayment of wages to Webster pursuant to the Agreement between it and you dated December, 2005.

3. This Agreement shall be governed and interpreted in accordance with the laws of the State of Connecticut.

4. If a court finds any provision of this Agreement to be invalid or unenforceable, such finding shall not affect the validity or enforceability of any other provision of this Agreement.

5. If either we or you breach this Agreement and the other of us fails to act, this failure shall not mean that the other of us has waived our right to act as to that breach, or any other breach, in the future.

6. In the course of negotiating the terms of this Agreement and/or the Release, we may have made one or more material changes to this Agreement or the Release. We and you agree that no change, material or otherwise, shall extend the period of time originally provided you to consider the terms of this Agreement and the Release.

7. This Agreement may only be changed by a written agreement signed by both parties.

Important Notice

Your signing of this Agreement and the Release will affect important rights you have. We strongly advise you to consult with a lawyer before you sign this Agreement or the Release. You may revoke this Agreement and the Release for seven (7) days following the date you sign this Agreement and the Release. This is called the "revocation period." Moreover, this Agreement and the Release will not take effect or become enforceable against you until after the revocation period has ended.

IN WITNESS WHEREOF, the parties have signed their names as of the day, month and year referenced above.

Scott M. McBrair	Webster Bank

/s/ Scott M. McBrair_______	By /s/_ Denise C. Milde__
Employee Signature	Denise C. Milde
Senior Vice President, Human Resources

EXHIBIT A

THIS DOCUMENT IS A RELEASE OF CLAIMS AND A WAIVER OF IMPORTANT RIGHTS. BEFORE YOU SIGN IT YOU SHOULD: READ IT CAREFULLY; TAKE IT TO A LAWYER TO REVIEW IT; MAKE SURE YOU UNDERSTAND IT.

RELEASE

THIS IS A RELEASE (hereinafter referred to as "Release") made this 20th day of January, 2009 in favor of Webster Financial Corporation and Webster Bank, N.A. Waterbury, Connecticut, and the other releasees described below (hereinafter referred to as "you" or "your") by Scott M. McBrair, Farmington, Connecticut (hereinafter referred to as "I", "me", and "my").

IN EXCHANGE for certain consideration set forth in an Employment Separation Agreement dated as of January 20, 2009, hereinafter referred to as the "Agreement," of which this Release is a part, I hereby make the following agreements:

1. (a) I hereby agree not to sue, and voluntarily, knowingly, willingly, irrevocably and unconditionally release you together with each of your parents, subsidiaries and affiliates, and each of your and their respective officers, directors, employees, shareholders, representatives, attorneys and agents, and each of your and their respective predecessors, successors and assigns, in their corporate and individual capacities, (collectively, the "Releasees") from any and all suits, charges, complaints, claims, liabilities, obligations, promises, agreements, causes of action, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, including claims for unpaid commissions, wages and salary, which against you and/or them I or my heirs and assigns ever had, now have or hereafter can, shall or may have (either directly, indirectly, derivatively or in any other representative capacity) by reason of any matter, fact or cause whatsoever arising from the beginning of time to the date of this Agreement, including without limitation all claims arising out of or in any way related to my employment relationship with you or my employment separation from you, or resulting from any act or omission committed by you or on your behalf on or prior to the date of this Release.

(b) I also hereby agree to hold you harmless and to indemnify you against any loss, cost or expense resulting from or arising out of the breach by me of the provisions of Paragraph 1(a) above.

2. I include among the claims I release under this Release, claims under the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Federal Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Americans With Disabilities Act, the Federal and Connecticut Family and Medical Leave Acts, the Federal Employee Retirement Income Security Act, the Connecticut Fair Employment Practices Act, the Connecticut Wage Act, as those acts may have been amended to the date of this Release, all other federal, state or local laws, rules, regulations, judicial decisions or public policies now or hereafter recognized, any claim for wrongful discharge, defamation, infliction of emotional distress and any claim for severance pay, bonuses, commissions, salary, wages, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit which claim(s) may be released under applicable law.

3. I understand that my acceptance of the periodic salary and benefit payments under the Agreement will constitute a continuing reaffirmation and ratification of this Release, releasing and discharging Webster from liability for acts, events or failures to act which occurred before the date of acceptance of each such payment. I do not intend this Release to apply to any payment or benefits which you have agreed to pay or provide to me under the Agreement or to which I am entitled under any pension or profit sharing plan maintained by you..

4. I make this Release on behalf of myself, my descendants, heirs, executors, administrators, assigns and successors.

5. I also represent that I have not filed or permitted to be filed against either you, or any of the Releasees any pending complaints, charges or lawsuits, in which I am named as a party or am otherwise seeking relief. I further covenant and agree that, except as noted in the following sentence, I will not seek recovery in any court or before any governmental agency or self-regulatory body against you, or any of the Releasees, arising out of any matter, fact or cause whatsoever, whether known or unknown, arising from the beginning of time to the date of this Release including specifically my employment relationship with you or my employment separation from you. I intend this provision to apply to the fullest extent to any claim that may be released under applicable law. This Release shall not affect the rights and responsibilities of the Equal Employment Opportunity Commission, or any Commissioner thereof, to enforce the Age Discrimination in Employment Act of 1967. This Release may not be used to justify interfering with the protected right of any employee, including me, to file a charge or participate in an investigation or proceeding conducted by the Commission.

6. I also make the following statements with the knowledge that you will rely on them. I state that: You advised me to seek the advice of an attorney prior to signing this Release; I have had at least twenty-one days to consider the terms of this Release; The Consideration that I have received or will receive for signing this Release is not something to which I claim that I am otherwise entitled; I can revoke this Release and this Release will not take effect for seven (7) days after the date I sign it; I understand the significance of this Release; and the terms of this Release are fully understood and voluntarily accepted by me.

7. I understand and agree that this Release and the Agreement constitute the entire agreement concerning my employment separation and all other subjects addressed herein. I further understand and agree that this Release and the Agreement supersede and replace all prior negotiations and all agreements executed, proposed or otherwise, whether written or oral, concerning my employment separation, except as specifically noted in this Agreement.

8. I understand and agree that this Release and the Agreement also take the place of any express or implied contract of employment which may be in effect concerning my employment by you. I understand and agree that any such contract is of no further force or effect although nothing in this Release and the Agreement shall effect any provision of any such contract which is in favor of Webster and is intended to survive termination of the contract. Moreover, this Release and the Agreement does not affect any confidentiality, non-solicitation of employees, or non-compete agreement I may have entered into with you, or to which you have succeeded, at any time either prior to or during my employment which agreement(s) remain(s) in full force and effect. This is an integrated document.

9. If one or more of the provisions of this Release shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect or impair any other provision of this Release, but this Release shall be construed as if such invalid, illegal or unenforceable provision had not been contained herein.

Scott M. McBrair Date :

_/s/ Scott M. McBrair _________ _January 20, 2009___